Exhibit 16.1

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent registered accountants for SIN Holdings, Inc. (the “Company”), Commission File No. 000-49752, and on February 5, 2006, we reported on the financial statements of the Company as of December 31, 2005 and for each of the years ended December 31, 2005 and 2004. On March 22, 2006, we notified the Company that we were resigning as independent registered accountants of the Company. We have read the Corporation’s statements included under Item 4.01 of its Form 8-K dated March 22, 2006, and we agree with such statements.

/s/ Comiskey & Company
PROFESSIONAL CORPORATION

Denver, Colorado
March 22, 2006